EXHIBIT 10.20

February 14. 2013

Mr. James B. Brown
8250 Beaufort Cove
Germantown, TN 38138

Dear James,

It is with great pleasure and enthusiasm that we offer you the position of Executive Vice President & CFO, reporting to this office.   As the position operates from the Corporate Office, relocation to the general Tupelo area is required and our expectation is that the move will occur as promptly as the applicable real estate markets allow.  This offer is contingent on an acceptable outcome of a background check, and with that understanding, our offer consists of the following compensation package.

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Your base salary will be $215,000 per year, paid in bi-weekly installments.  The annual merit review process is completed following each fiscal year end and you will be eligible for consideration for a base salary increase following Fiscal 2013, approximately in April 2014.

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Signing Bonus: You will receive a signing bonus within the first week of hire, grossed up for a net amount of $35,000.  It is agreed that in the event of your voluntary termination within two years of hire, that you would repay the signing bonus to Hancock Fabrics.

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Short Term Incentive Plan:  You will participate in the Company’s 2013 Short Term Incentive Plan at the EVP level, with bonus determined by FY 2013 actual-to-target results, payable approximately March 2014.  If our Corporate goals are met, potential payout levels will be 40% (threshold), 60% (target) or 100% (maximum) of your base compensation, depending on the level of achieved goals.

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Restricted stock award of 50,000 shares of Hancock Fabrics’ stock.  It is very important to us that you have an opportunity to be a significant owner of Hancock Fabrics, Inc. as the stock vests.  These shares will be granted to you upon Board approval and will vest 20% annually, beginning on the first anniversary of the grant.

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Options to buy 100,000 shares of stock, pending Board approval.  The advantage of stock options is that the price at which you may buy shares of stock is locked in at the current price, and the option to buy shares at that price is available regardless of how high the stock price may go up in the future.  These options may be exercised as follows: 25% of the shares on or after the first anniversary of the date of grant, and the balance may be exercised at the rate of 1/36th of the remaining shares on or after the last day of the thirteenth month from the date of grant, and on or after the last day each additional month thereafter.

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Long Term Incentive Plan – Participation in the Long Term Incentive Plan includes grants of restricted shares that vest over the next two years based on the achievement of Company performance objectives.  The exact number of restricted shares to be granted will be dependent on your start date, but assuming March 25th, approximately 73,700 shares would be granted over the two year period.

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Long Term Retention Plan – Participation in the Long Term Retention Plan includes grants of restricted shares that vest over the next two years based on the passage of time.  The exact number of restricted shares to be granted will be dependent on your start date, but assuming March 25th, approximately 49,100 shares would be granted over the two year period.

•	Severance Agreement, if a Change in Control of the Company occurs. At the EVP level, the benefit is equal to two times salary, plus prorated bonus.

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Relocation – Enclosed is a copy of our Policy in which we pay direct costs of the move itself and reimburse for the closing costs for the sale-purchase of a primary residence, provided they are completed within one year of hire.  In addition, we will provide temporary housing for you in the Tupelo area for a period of 6 months.  In the event that you secure a house in the Tupelo area within the 6 month temporary housing period, we will pay you the value of the unused benefit (approximately $2,000 per month) in lump sum.  It is agreed that in the event of your voluntary termination within two years of hire, that you would repay Hancock Fabrics for any relocation expenses including the temporary housing benefit.

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Medical and dental insurance is available to all salaried employees immediately upon hire, with no waiting period.  Hancock Fabrics pays approximately 75% of the total premium, with the employee paying the remainder.  You will be eligible to participate in the Company sponsored 401(k) plan following your one year anniversary with the Company.

•	Vacation – four weeks per year, including your first anniversary year 2013-2014.

James, as we have discussed, we have our share of business challenges, however, we are ready to grow our business and I think you will agree that this is a great opportunity for you, personally, professionally and financially.  We look forward to your acceptance of this agreement and joining the Hancock Fabrics’ leadership team.

Upon acceptance of this agreement, please sign, date and return one copy in the enclosed envelope.

Sincerely yours,

/s/ Steven Morgan
Steven Morgan	Mr. James B. Brown
President and Chief Executive Officer
Date

Enclosures:	Benefits Information
Relocation Policy

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